Response to Item 77C - Matters submitted to a vote of security holders

Eaton Vance New Jersey Municipal Bond Fund
Information relating to the special meeting of shareholders is described under "Notice to Shareholders" and "Special
Meeting of Shareholders" in the semiannual report to shareholders dated March 31, 2010 and is incorporated herein by reference.